Exhibit 99.3

F O R  I M M E D I A T E  R E L E A S E

GYRODYNE ANNOUNCES CORTLANDT MANOR APPROVAL OF MEDICAL ORIENTED ZONING DISTRICT

Company Receives MOD Designation for Mixed-Use 154,000 Square foot Property, Paving the Way for Increased Value Creation

St. James, New York, March 29, 2023: Gyrodyne, LLC (NASDAQ:GYRO), an owner and manager of a diversified portfolio of real estate properties, announced that, on March 20, 2023, the Town of Cortlandt Manor’s Board unanimously adopted a SEQRA findings statement, effectively completing the environmental review process, and approved the adoption of a Local Law Establishing a Medical Oriented Zoning District (“MOD”) that Gyrodyne’s Cortlandt Manor property will be reclassified in. The law establishing the MOD becomes effective upon its filing by the Town of Cortlandt Manor with the New York Secretary of State, which is expected to occur on or about April 9, 2023 (20 days following adoption).

Under the adopted MOD, Gyrodyne received MOD campus designation for a mixed-use 154,000 square foot property (including the operating lot) comprised of 150,000 square feet of medical use and 4,000 square feet of retail use space.

The purpose of the MOD is to expand the Town’s medical infrastructure and encourage economic development, including capital investment, job creation and housing options.

Gyrodyne’s existing 31,421 square foot Cortlandt Medical Center, situated on 13.8 acres, is located directly across the street from New York Presbyterian’s Hudson Valley Hospital Center, the largest employer in the Town, and within the boundaries of the MOD. Gyrodyne has committed resources toward both market research and feasibility studies in support of achieving entitlements to maximize the value of the property.

Paul Lamb, Gyrodyne’s Chairman, said, “The Town’s approval of the MOD is a major step forward toward maximizing the value of our Cortlandt Manor property. With this important milestone behind us, we can continue moving this project forward and drive enhanced shareholder value.”

Gary Fitlin, Gyrodyne’s Chief Executive Officer, said, “The MOD adoption represents the culmination of eight years of Gyrodyne’s management, planners and engineers collaborating with the Town to help plan the MOD and identify issues and solutions. We do not plan on developing the property ourselves, but rather will focus on positioning it to be sold in the shortest period of time with the least amount of risk. Achieving MOD designation provides for increased development flexibility and will allow us to sell the property at a valuation higher than previously possible.”

About Gyrodyne, LLC

Gyrodyne, LLC owns and manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties in the New York metropolitan area. Gyrodyne owns a 63 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of plans to seek value-enhancing entitlements. Gyrodyne also owns a medical office park in Cortlandt Manor, New York which is also the subject of a subdivision application. Gyrodyne's common shares are traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at www.gyrodyne.com.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology as well as statements regarding the evaluation of strategic alternatives. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, risks and uncertainties relating to Gyrodyne’s efforts to enhance the values of its remaining properties and seek the orderly, strategic sale of such properties as soon as reasonably practicable, risks associated with the Article 78 Proceeding against Gyrodyne and any other litigation that may develop in connection with our efforts to enhance the value of and sell our properties, ongoing community activism, risks related to the recent banking crisis and closure of two major banks (including one with whom Gyrodyne indirectly has a mortgage loan), regulatory enforcement, risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, the ability to obtain additional capital in order to enhance the value of the Flowerfield and Cortlandt Manor properties, the potential effects of the COVID-19 pandemic, the risk of inflation, rising interest rates, recession and supply chain constraints or disruptions, and other risks detailed from time to time in Gyrodyne’s SEC reports.